UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

BARNES & NOBLE EDUCATION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

120 Mountain View Blvd.

Basking Ridge, New Jersey 07920

SUPPLEMENTAL MATERIAL TO OUR PROXY STATEMENT

FOR OUR SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 5, 2024

May 28, 2024

Barnes & Noble Education, Inc. (the “Company”) is filing these supplemental questions and answers relating to the special meeting (this “Supplement”) to provide further information to that contained in the Company’s Definitive Proxy Statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 15, 2024 (the “Proxy Statement”), and sent to the Company’s stockholders in connection with the Company’s special meeting of stockholders to be held on June 5, 2024, or any adjournment or postponement thereof (the “Special Meeting”).

We encourage you to read our Proxy Statement as well as the additional soliciting material we have filed with the SEC. All undefined terms in this Supplement shall have the definitions set forth in the Proxy Statement. Your Board of Directors recommends that stockholders vote FOR approval of ALL agenda items. If you need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, at (877) 800-5185 (toll-free from the U.S. and Canada) or at 1 (412) 232-3651 (from other locations).

Supplemental Questions and Answers Relating to the Special Meeting

Will there be an Event of Default under the Company’s senior secured credit facility if the Share Issuance Proposal (Proposal #1), the Amended Certificate Proposal (Proposal #2), the Reverse Split Proposal (Proposal #3) and the Board Election Proposal (Proposal #4) are not approved by stockholders at the Special Meeting?

Yes. Pursuant to Section 4 of the Company’s 12th amendment, dated April 16, 2024, to the asset backed senior secured credit facility (as amended, the “ABL Facility”), the failure of the Company’s stockholders to approve the Share Issuance Proposal, the Amended Certificate Proposal, the Reverse Split Proposal and the Board Election Proposal at the Special Meeting (other than the Reverse Split Proposal to the extent Immersion gives consent to waive the Reverse Split Proposal as a condition to Closing) will constitute an immediate event of default under the ABL Facility.

Such an event of default will result in a cross-default pursuant to Section 8.01(e) of the Term Loan Credit Agreement, dated as of June 7, 2022 (as amended, the “Term Credit Agreement”), among the Company, as borrower, certain subsidiaries of the Company party thereto as guarantors, TopLids and Vital, as lenders, and TopLids as administrative agent and collateral agent for the lenders. Pursuant to Section 8.02 of the Term Credit Agreement and Section 8.02 of the ABL Facility, such cross-default will give the lenders under the ABL Facility and the Term Credit Agreement the right to immediately accelerate the payment of principal and interest under both facilities. As of March 30, 2024, approximately $184.0 million and $31.7 million in principal remained outstanding under the ABL Facility and the Term Credit Agreement, respectively, plus $2.0 million and $0.9 million in accrued and unpaid interest thereunder, respectively.

Absent an alternative source of liquidity, the Company will not be able to satisfy such accelerated amounts if an event of default were to occur and our lenders elect to accelerate payments, such that the Company may be required to avail itself of the protections of the bankruptcy code.

If each of the Core Proposals (Proposals #1-4) is approved at the Special Meeting, does the Company intend to decrease the aggregate number of authorized shares of its Common Stock from 10,000,000,000 to the current number of authorized shares at a future date?

Yes. The Company currently has 200,000,000 shares of Common Stock authorized. If the Amended Certificate Proposal (Proposal #2) is approved by stockholders at the Special Meeting, the Company will have 10,000,000,000 shares of Common Stock authorized. The Transactions contemplated by the Purchase Agreement, if approved and completed, will require us to issue up to approximately 2,575,050,259 shares of Common Stock. Without an increase in the number of authorized shares of Common Stock, we will not have sufficient shares of Common Stock to complete the Transactions. Pursuant to Section 312.03(c) of the NYSE Listed Company Manual, the Company must solicit stockholder approval for certain transactions involving the issuance of Common Stock equal to 20% or more of the Common Stock outstanding before the issuance (“NYSE Stockholder Approval”).

Once the Transactions contemplated by the Purchase Agreement, including the reverse split, have been completed, there will be approximately 26.3 million shares of Common Stock issued and outstanding. As such, if the reverse split is approved and consummated within 45 days following Closing, the Company intends to submit a proposal at its next annual meeting of stockholders, which is currently expected to be held in September 2024, to decrease the number of authorized shares of its Common Stock back to 200,000,000, which is the number of shares of Common Stock the Company currently has authorized. Any future issuances of Common Stock above 20% of the Common Stock outstanding will be subject to NYSE Stockholder Approval.